Exhibit 99.1

SONUS NETWORKS APPOINTS DR. RAJIV LAROIA AS SENIOR VICE PRESIDENT
AND CHIEF TECHNOLOGY OFFICER

Twenty-Year Technology Veteran Brings Extensive Experience and Proven Track Record in
Research and Development as Well as Product Realization

WESTFORD, Mass., February 14, 2011  — Sonus Networks, Inc. (Nasdaq: SONS), a market leader in next-generation IP-based network solutions, today announced the appointment of wireless and telecommunications industry veteran Dr. Rajiv Laroia as Senior Vice President and Chief Technology Officer.  Dr. Laroia is a well-recognized expert in current and next-generation wireless broadband technologies and is credited with founding Flarion Technologies in 2000, a company that developed and commercialized the first OFDM-based, all-IP wireless data system.  Flarion was acquired by QUALCOMM Incorporated (Nasdaq: QCOM) in 2006, where Dr. Laroia most recently served as Senior Vice President, focusing on advanced technology research.

“I am thrilled to welcome Rajiv to Sonus,” said Ray Dolan, President and CEO of Sonus Networks.  “Rajiv is a brilliant technologist and leader of people, and has a terrific instinct for the trends in communications and networking.  I look forward to his help in defining our future technology roadmap and accelerating our development in all key areas of our current product roadmap.”

Dr. Laroia’s role will include the leadership and management oversight of Sonus’s global technology development.  This will include both internal development as well as partnership efforts for existing and new products.  He will be the principal advisor to the CEO and the Board of Directors regarding new areas for development, whether organically or through acquisition.  Dr. Laroia has a diverse technology background that spans wireless communications networks, data transmission, information theory, and speech, image and video compression.  Prior to launching Flarion, Dr. Laroia had been with Lucent Technologies Bell Laboratories since 1992 when he joined the prestigious Mathematical Sciences Research Center.  In 1997, he became head of Bell Labs’ Digital Communications Research Department where he and his team started to develop the flash-OFDM technology-based wireless data system.

Commenting on his appointment, Mr. Laroia said, “This is an exciting opportunity for me. Sonus has successfully led the transformation of large carrier networks to IP, and has established visible traction in the Session Border Control space as part of that transformation.  Their recent launch of the ConnexIP™ Platform for IP-to-IP session management provides an excellent basis for innovation.”  On where he sees opportunity, he added, “As wireless and broadband networks truly converge, this will be an exciting space for solving real world business problems.  Sonus’ excellent team, strong customer relationships, and a solid balance sheet provide the required footing to innovate and address what customers expect from a market leader.”

Dr. Laroia received his Ph.D. and Master’s degrees from the University of Maryland, College Park in 1992 and 1989 and a Bachelor’s degree in 1985 from the Indian Institute of Technology, Delhi, all in electrical engineering.  His thesis also contributed to V.34, the ITU voice-band modem international standard.  He has over 100 issued patents and more than 200 pending.  Dr. Laroia has won numerous industry awards.  He was inducted to the Innovations Hall of Fame, University of Maryland, College Park, in 2006.  In 2007, he received the IIT Delhi Distinguished Alumni Award.  Dr. Laroia is a Fellow of the IEEE.

About Sonus Networks

Sonus Networks, Inc. is a leader in IP networking with proven expertise in delivering secure, reliable and scalable next-generation infrastructure and subscriber solutions. With customers in over 50 countries across the globe and over a decade of experience in transforming networks to IP, Sonus has enabled service providers and enterprises to capture and retain users and generate significant ROI. Sonus products include media and signaling gateways, policy/routing servers, session border controllers and subscriber feature servers. Sonus products are supported by a global services team with experience in design, deployment and maintenance of some of the world’s largest and most complex IP networks. For more information, visit www.sonusnet.com.

This release may contain forward-looking statements regarding future events that involve risks and uncertainties. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results.  Readers are referred to Item 1A “Risk Factors” of Sonus’ Annual Report on Form 10-K for the year ended December 31, 2009 and all subsequent Quarterly Reports on Form 10-Q, which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements.  Any forward-looking statements represent Sonus’ views only as of today and should not be relied upon as representing Sonus’ views as of any subsequent date.  While Sonus may elect to update forward-looking statements at some point, Sonus specifically disclaims any obligation to do so, except as required by law.

Sonus is a registered trademark of Sonus Networks, Inc.  All other company and product names may be trademarks of the respective companies with which they are associated.

For more information, please contact:

Aline Kaplan
alkaplan@sonusnet.com
+1 978-614-8167

Paul Roberts

sonus@daviesmurphy.com

+1 781-418-2418

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